Exhibit 99.1

Network Engines Announces First Fiscal Quarter 2005 Financial Results

    CANTON, Mass.--(BUSINESS WIRE)--Jan. 27, 2005--

      Solid Progress in Channel Partner Development for NS Series
Security Appliances; Exit from Third-Party Storage Networking Products
             Distribution Business Substantially Complete

    Network Engines, Inc. (NASDAQ: NENG), a leading provider of storage and security server appliance products and services, today reported financial results for the period ended December 31, 2004, its fiscal first quarter of 2005.

    First Quarter Financial Performance

    -- Net revenues decreased 12.8 percent to $27.0 million in the first fiscal quarter from $30.9 million in the fourth quarter of fiscal 2004. The lower net revenues exceeded previous guidance and are connected to the strategic decision announced on October 13, 2004 to exit the business of distributing third-party storage networking products.

    -- Gross margin increased to 18.7 percent of net revenues compared to 15.3 percent in the fourth quarter of fiscal 2004. The improved gross margin exceeded previous guidance and is predominately due to the exit from the lower margin third-party storage networking products distribution business.

    -- Operating expenses for the quarter were $6.8 million, compared to $6.1 million in the fourth quarter of 2004. The operating expenses in the first fiscal quarter of 2005 were below previous guidance and included $366,000 of restructuring charges related to the exit from the business of distributing third-party storage networking products, while operating expenses in the fourth fiscal quarter of 2004 included a $399,000 intangible asset impairment charge also related to the distribution of third-party storage networking products.

    -- Net loss, including the restructuring charges, was $(1.5) million, or $(0.04) per share, which was more favorable than previous guidance. These results compared to a net loss of $(1.2) million, or $(0.03) per share, in the fourth quarter of fiscal 2004, which included the intangible asset impairment charge.

    -- Cash, cash equivalents and short-term investments totaled $41.3 million at the close of the quarter, compared to $39.6 million at September 30, 2004. The increase is primarily due to the conversion of working capital into cash relating to the exit from the third-party storage networking products distribution business.

    "The successful October 2004 launch of our NS Series Security Appliance, powered by Microsoft(R) Internet Security and Acceleration, or ISA, Server 2004, was an important strategic milestone for Network Engines," said John Curtis, President and Chief Executive Officer of Network Engines. "This product launch, coupled with the continued strength of our OEM business and our successful withdrawal from the third-party storage networking products distribution business marked a quarter of solid operational progress. We entered the second quarter of our fiscal 2005 positioned as a pure-play server appliance vendor focused on servicing our roster of OEM partners and executing on what we believe is a significant opportunity with our NS Series family of security appliances."

    OEM Appliance Operations

    OEM Appliance revenues increased 25 percent sequentially to $22.3 million for the quarter, compared with $17.9 million in the fourth quarter of fiscal 2004 and $19.9 million in the first quarter of fiscal 2004. Sales of OEM appliances to EMC Corporation were 69 percent of total net revenues in the fiscal first quarter, compared to 48 percent in the fiscal fourth quarter of 2004. The increase in the percentage of total revenues from EMC is the result of lower revenue in the Distribution operation related to exiting the third-party storage networking products business. OEM Appliance revenues generated from non-EMC customers increased to $3.7 million in the first fiscal quarter from $3.2 million in the prior quarter and $3.2 million in the first quarter of fiscal 2004.

    Distribution Operations

    Revenues from the Company's Distribution operations were $4.7 million during the fiscal first quarter of 2005 compared with $13.0 million in the prior quarter and $15.9 million in the first quarter of fiscal 2004. As announced in October 2004, the Company exited the business of distributing third-party storage networking products during the first quarter of fiscal 2005. Substantially all of the first quarter revenues in the Distribution operations were generated from the sale of third-party storage networking products that the Company had in inventory at the beginning of the quarter. In the Distribution segment, the Company is now focused on its NS Series Security Appliances powered by Microsoft ISA Server 2004. Recent accomplishments include:

    -- The Company successfully launched its NS Series Security Appliances with the general availability of the NS6300 Security Appliance powered by Microsoft ISA Server 2004. The NS6300 is a combination of Microsoft ISA Server 2004, Network Engines' appliance integration expertise and proprietary intellectual property - the Network Engines Web Server, or NEWS(TM).

    -- The Company signed 20 Microsoft-certified value added resellers and system integrators to sell its NS Series
        Security Appliances.

    -- The Company's end-user customer wins for the NS6300 Security Appliance includes firms such as Arnall Golden Gregory LLP, Bryan Vincent Associates, Inc., United Way of Connecticut, and Xpress Source.

    -- The Company currently has approximately 40 employees across engineering, marketing, sales and service to support its NS Series Security Appliance initiative.

    "We have made significant progress with our NS Series Security Appliances during the quarter," continued Curtis. "Our success signing new channel partners and positive feedback from early customers further supports our belief that the NS Series represents a significant opportunity for Network Engines and reflects the value of our intellectual property. As we enter our second fiscal quarter, the NS Series Security Appliance family continues to be an early stage opportunity. During this quarter, we plan to implement a variety of programs to promote our new products, sign new resellers and generate leads for our reseller partners. We will also continue to actively recruit employees with relevant engineering, sales and marketing experience to further build on our sector expertise."

    Business Outlook

    Network Engines currently anticipates the following results for its fiscal second quarter ending March 31, 2005, based on current forecasts from certain partners, historical and seasonal trends, and the completed exit from the business of selling third-party storage networking products.

    --  Net revenues in the range of $20 million to $24 million.

    --  OEM Appliance revenues between $20 million and $24 million.

    -- Distribution revenues of less than $1 million, reflecting the exit from distributing third-party storage networking products and the early stage of the NS Series Security Appliance opportunity where the Company is focused on signing and training channel partners and implementing marketing programs.

    --  Gross profit in the range of 17 percent to 19 percent.

    --  Operating expenses between $6.5 million and $6.8 million.

    -- Net loss on a GAAP basis between a net loss of $(2.0) million to a net loss of $(2.4) million.

    --  Cash position between $38 million and $40 million.

    "We expect to continue making investments in the NS Series Security Appliances opportunity; however our flat to lower operating expense guidance is based on these increased NS Series investments being offset by lower operating expenses associated with our completed exit from the distribution of third-party storage networking products," stated Doug Bryant, Vice President of Finance and Administration and Chief Financial Officer. "While profitable growth remains one of management's key objectives, our increased investments will result in the Company generating a net loss in the near-term. However, we believe that these strategic investments are critical for Network Engines to capture what we believe to be the significant market opportunity that our Microsoft-enabled security appliances represent."

    Conference Call Details

    In conjunction with this announcement, Network Engines will host a conference call today at 10:00 a.m. ET to discuss the fiscal 2005 first quarter results for the period ended December 31, 2004. The conference call will be available live at the Company's website at www.networkengines.com and will be archived on the site.

    About Network Engines

    Network Engines (NASDAQ: NENG) is a leading developer, manufacturer and distributor of storage and security appliances. The Company works with its partners to develop storage and security networking appliances for mission-critical applications. Headquartered in Canton, Massachusetts, Network Engines was founded in 1997. For additional information on the Company's products and services, visit www.networkengines.com.

    Safe Harbor for Forward-Looking Statements

    Statements in this press release regarding Network Engines' (the "Company") future financial performance including statements regarding future revenues, gross profit, operating expenses, net income (loss), and cash and cash equivalents position, and any other statements about Network Engines' management's future expectations, beliefs, goals, plans or prospects constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. The Company's actual results could differ materially from those stated or implied in forward-looking statements due to a number of factors, including those factors contained in the Company's most recent Annual Report on Form 10-K for the year ended September 30, 2004 under the section "Factors That May Affect Future Operating Results" as well as other documents that may be filed by the Company from time to time with the Securities and Exchange Commission. Forward-looking statements include statements regarding the Company's expectations, beliefs, intentions or strategies regarding the future and can be identified by forward-looking words such as "anticipate", "believe", "could", "estimate", "expect", "intend", "may", "should", "will", and "would" or similar words. The Company assumes no obligations to update the information included in this press release.

    Network Engines and the Network Engines logo are trademarks of Network Engines, Inc. All other trademarks are the property of their respective holders.



                        Network Engines, Inc.
           Condensed Consolidated Statements of Operations
                (in thousands, except per share data)
                             (unaudited)



                                               Three Months Ended
                                           ---------------------------
                                           December September December
                                              31,      30,       31,
                                             2004     2004      2003
                                           -------- --------- --------


Net revenues                               $26,959   $30,904  $35,851
Cost of revenues                            21,916    26,161   28,777
                                           -------- --------- --------

   Gross profit                              5,043     4,743    7,074

Operating expenses:
   Research and development                  1,979     1,949    1,229
   Selling and marketing                     2,425     2,067    2,246
   General and administrative                1,979     1,594    1,721
   Stock compensation                            5        24      211
   Amortization of intangible assets             -        31      203
   Impairment of intangible assets               -       399    3,614
   Restructuring charge                        366         -        -
                                           -------- --------- --------

     Total operating expenses                6,754     6,064    9,224

Income (loss) from operations               (1,711)   (1,321)  (2,150)
Other income                                   162       117       78
                                           -------- --------- --------

Net income (loss) before income taxes       (1,549)   (1,204)  (2,072)
Provision for income taxes                       -        44        -
                                           -------- --------- --------

Net income (loss)                          $(1,549)  $(1,248) $(2,072)
                                           ======== ========= ========

Net income (loss) per share - basic         $(0.04)   $(0.03)  $(0.06)
                                           ======== ========= ========

Net income (loss) per share - diluted       $(0.04)   $(0.03)  $(0.06)
                                           ======== ========= ========

Shares used in computing basic net income
 (loss) per share                           37,187    37,052   35,712

Shares used in computing diluted net
 income (loss) per share                    37,187    37,052   35,712



                        Network Engines, Inc.
                Condensed Consolidated Balance Sheets
                            (in thousands)
                             (unaudited)

                                                   December  September
                                                      31,       30,
                                                     2004      2004
                                                   --------- ---------

ASSETS

Current assets:

   Cash and cash equivalents                        $41,305   $37,093
   Short-term investments                                 -     2,495
   Restricted cash                                       47        47
   Accounts receivable, net                          12,846    13,222
   Inventories                                       10,256    14,342
   Other current assets                               1,293     1,257
                                                   --------- ---------

     Total current assets                            65,747    68,456

Property and equipment, net                           1,597     1,623
Goodwill                                              7,769     7,769
Other assets                                            158       173
                                                   --------- ---------

     Total assets                                   $75,271   $78,021
                                                   ========= =========

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:

   Accounts payable                                  $6,858    $9,312
   Accrued liabilities                                2,754     3,543
   Accrued restructuring charge                         250         -
   Deferred revenue                                   2,082       493
                                                   --------- ---------

     Total current liabilities                       11,944    13,348

Stockholders' equity:
   Common stock                                         398       397
   Treasury stock                                    (2,838)   (2,838)
   Additional paid-in capital                       177,883   177,688
   Deferred stock compensation                            -        (7)
   Accumulated deficit                             (112,116) (110,567)
                                                   --------- ---------

     Total stockholders' equity                      63,327    64,673

                                                   --------- ---------

        Total liabilities and stockholders' equity  $75,271   $78,021
                                                   ========= =========


    CONTACT: Network Engines, Inc.
             Erica Smith, 781-332-1163
             erica.smith@networkengines.com